Exhibit 14

Schering-Plough Corporation

Code of Ethics for Senior Financial Executives
(approved by the Board of Directors February 24, 2004)

     Schering-Plough is committed to conducting its business in conformance with ethical standards and applicable laws and regulations. That commitment is stated in the Schering-Plough Corporation Corporate Governance Guidelines, the Schering-Plough Code of Business Conduct and Ethics applicable to all Directors, the Schering-Plough Corporation Business Conduct Policy applicable to all employees and this Code of Ethics for Senior Financial Executives.

     References to laws in this Code include references to applicable rules and regulations, as well as the listing standards applicable to Schering-Plough as a New York Stock Exchange listed company. In this Code, “Senior Financial Executives” means the Chief Executive Officer, the Chief Financial Officer, and the Controller, who is the chief accounting officer of Schering-Plough.

     The requirements for Senior Financial Executives in this Code are in addition to the requirements applicable to them as employees under the Business Conduct Policy and the policies and procedures of Schering-Plough included in the Finance Manual.

1.	Compliance with Laws. Each Senior Financial Executive is expected to comply with all laws applicable to his or her service as a Senior Financial Executive. Materials and presentations are provided to assist the Senior Financial Executives in keeping up with changes in applicable law. Any Senior Financial Executive may contact the General Counsel or the Corporate Secretary to arrange for a briefing on any particular law.

2.	Honest and Ethical Conduct; No Conflicts of Interest. Senior Financial Executives in discharging their duties will conduct themselves in an honest and ethical manner.

Senior Financial Executives are expected to avoid professional or personal interests (including situations involving their families, business affiliates and charitable/civic affiliations) that may interfere with their service to Schering-Plough. A conflict situation may arise when a Senior Financial Executive takes actions or has interests that may interfere, or present the appearance of such interference, with his or her ability to perform his or her duties objectively or effectively.

3.	Disclosures. Senior Financial Executives are responsible for full, fair, accurate, timely and understandable disclosure in documents filed with/submitted to the Securities and Exchange Commission by Schering-Plough and in other public communications made by Schering-Plough. Toward this responsibility, they shall establish such policies and procedures, provide oversight and retain outside experts as needed.

4.	Reporting Violations of this Code; Ramifications for Violation. Each Senior Financial Executive will promptly report to the General Counsel or the Corporate Secretary any violation of this Code, or any situation that may involve, or present the appearance of, a conflict of interest, whether it concerns such Senior Financial Executive or any other Senior Financial Executive.

The General Counsel or the Corporate Secretary will report such matters to the Audit Committee of the Board of Directors and describe the legal ramifications and any applicable disclosure obligations. The Committee will report to the Board of Directors and will recommend whether the situation should, or should not, result in a change in the individual’s continued service as a Senior Financial Executive, and other appropriate action which may include demotion, reassignment, suspension with or without pay and benefits, censure and/or termination of employment.

5.	Waivers. It is not anticipated that waivers of this Code would be sought or appropriate. In the unusual circumstance where a waiver is to be considered, the following process will apply: The Audit Committee will assess the request for a waiver, and report and make a recommendation to the Board. As part of its assessment, the Committee will receive the opinion of the General Counsel or, if desired, outside counsel regarding the legal implications of such a waiver. If any waiver should be granted by the Board of Directors, it will be promptly disclosed to the shareholders of Schering-Plough.

6.	Amendments. The Audit Committee will periodically assess this Code and make recommendations to the Board regarding any advisable amendments.